Exhibit 5.1

August 23, 2016

Board of Directors

Golden Minerals Company

350 Indiana Street, Suite 800

Golden, Colorado 80401

Re:                              Registration Statement on Form S-3 relating to sales of up to 33,366,740 shares of common stock of Golden Minerals Company by the selling stockholders named therein

Ladies and Gentlemen:

We have acted as counsel to Golden Minerals Company, a Delaware corporation (the “Company”), in connection with the Company’s preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the “Registration Statement”), pursuant to which the Company is registering under the Securities Act of 1933, as amended (the “Securities Act”), 33,366,740 shares of the Company’s common stock, $.01 par value (the “Shares”), comprised of 27,366,740 shares of the Company’s common stock to be sold by Sentient Global Resources Fund IV, L.P. (the “Sentient Selling Stockholder”) and 6,000,000 shares (the “Warrant Shares”) of the Company’s common stock, which are issuable upon exercise of warrants, to be sold by Anson Investments Master Fund LP, CVI Investments, Inc., Hudson Bay Master Fund Ltd. and Intracoastal Capital LLC  (collectively, the “Warrant Holder Selling Stockholders”). The Shares and will be sold by the Sentient Selling Stockholder and the Warrant Holder Selling Stockholders to the public from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

In rendering the opinions below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Company’s Amended and Restated Certificate of Incorporation, as amended and Bylaws, both as currently in effect, and such other documents, corporate records and other instruments, have made such inquiries as to questions of fact of officers and representatives of the Company and have made such examinations of law as we have deemed necessary or appropriate for purposes of giving the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies.

We are members of the Bar of the State of Colorado. Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the laws of the State of Colorado and of the Delaware General Corporation Law, including all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such law. We express no opinion with respect to the laws of any other jurisdiction or of any other law of the State of Delaware.

Based upon the foregoing and subject to the limitations set forth herein, we are of the opinion that the Shares have been duly authorized and are or, with respect to the Warrant Shares, assuming the exercises of the warrants in accordance with their terms and the terms of the Warrant Agreement dated May 6, 2016 between the Company and Computershare Inc., will be validly issued, fully paid and non-assessable.

We hereby consent to be named in the Registration Statement and to the filing of this opinion as an Exhibit to the aforesaid Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Davis Graham & Stubbs LLP
Davis Graham & Stubbs LLP